Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Alarion Bank, Ocala, Marion County, Florida.

Organized under the laws of the State of Florida.

North Central Florida Developers Corporation, Ocala, Marion County, Florida.

Organized under the laws of the State of Florida.